Exhibit 99.1

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600
FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Fiscal 2010

First Quarter Operational and Financial Results

•                  Production increases by 11% sequentially

•                  CO2 injection expected to begin this week at Delhi EOR project

Houston, TX, November 12, 2009 - Evolution Petroleum Corporation (NYSE Amex : EPM)  today reported financial and operating results for the three months ended September 30, 2009, the first quarter of the Company’s fiscal year (“Q1-10”).

Oil and gas volumes in Q1-10 increased 3% to 35,004 barrels of oil equivalent (“BOE”), or 380 BOE per day, compared to the three months ended September 30, 2008 (“Q1-09”). Revenues in Q1-10 were $1.2 million compared to $2.9 million for Q1-09, due to a 61% decline in blended oil and gas prices from $85.51 per BOE to $33.43 per BOE, partially offset by the increased sales volumes. The increase in volumes was the result of drilling and work-over operations in the Giddings Field in central Texas, primarily the drilling of two re-entry wells in January 2009.

Sequentially compared to Q4-09, volumes were 11% higher and revenues 19% higher for Q1-10, in large part due to lower natural gas production in Q4-09 resulting from problems with the gas purchaser’s compressor serving the company’s most significant well, the Pearson. That issue has been corrected, returning the well to a normal production profile for most of the quarter.  The sequential revenue increase was also due to a 7% improvement in product prices realized in Q1-10 versus Q4-09.

Net loss in Q1-10 was $0.7 million, or $(0.03) per share, compared to net income in Q1-09 of $148,437, or $0.01 per diluted share.  Results for both periods included $0.62 million and $0.64 million, respectively, in non-cash depreciation, depletion and amortization, plus non-cash stock-based compensation expense of approximately $0.39 million and $0.52 million charged in Q1-10 and Q1-09, respectively.  Cash flows from operations were $324,250 during Q1-10 compared to $2.2 million during Q1-09.

Working capital was $6.6 million on September 30, 2009, as compared to $7.6 million at June 30, 2009.  The $1.0 million decrease was primarily due to investments of $1.1 million in oil and natural gas properties.  Working capital at the end of Q1-10 included $5.1 million of cash, cash equivalents and short-term certificates of deposit, and $2.1 million of income taxes that are recoverable through a tax loss carry-back against income taxes paid for the year ended June 30, 2007.  The company ended the fiscal first quarter with no outstanding debt.  All capital expenditures during the quarter were funded from working capital.

Robert Herlin, President and Chief Executive Officer, commented, “We are very pleased to have reached this important milestone in the development of our enhanced oil recovery project at Delhi, advancing our 13.6 million net barrels of probable oil reserves toward production.  The operator announced last week that the Delta CO2 Pipeline has been completed and fully pressured with CO2, and that CO2 injection is scheduled to begin by the end of this week.  First oil production response is expected by mid-calendar 2010.”

Mr. Herlin further added “We initiated field operations in our first Neptune oil project in the Lopez Field of South Texas by drilling and completing our first well and drilling to total depth our second well.  We expect first field production and the drilling and completion of a third well by the end of our second fiscal quarter.  One of these wells will be utilized for pressure maintenance through re-injection of produced water. Establishing production here will not only add oil production, but potentially allow us to upgrade additional reserves to the proved category.  Furthermore, we increased our net acreage position in the Lopez Field by 14% to 1,710 net acres on very favorable terms, potentially adding 10-13 additional drilling locations to our previous inventory of approximately 100 potential drilling locations.”

All of the Giddings wells appear to have completed their initial period of steep production declines, and net production increased during the first quarter to 380 net BOE per day compared to 371 BOE per day in Q1-09.  Consequently, net production is expected during the second quarter to exhibit a relatively mild decline.   In particular, the Pearson, the Company’s best well, has stabilized at a productive gross rate of 1.3 MMCFE per day of high BTU gas that is very close to its initial production rate in January 2009. EPM also completed a water disposal well in the Giddings Field that is expected to reduce operating expenses by about $40,000 per month. The approved capital budget for fiscal 2010 provides for a number of well workovers to maintain or increase production, several of which are scheduled for the second quarter.

EPM continues to successfully test its proprietary lift technology, which was first installed in June to demonstrate substantially improved fluid production in an otherwise fully depleted reservoir.  The Company is installing this technology on a second EPM well in the Giddings Field and has initiated discussions to install the technology on third party wells.

EPM is continuing its test program in the shallow Woodford and Caney gas shales in Wagoner County, Oklahoma.  Initial tests have demonstrated that both the Woodford and Caney gas shales are productive.  Accordingly, EPM has scheduled larger hydraulic fracs with the addition of proppant in two wells, separately testing the Woodford and Caney reservoirs to determine peak initial production rates and decline profiles.  The results should allow the Company to design the appropriate development program, facilities and gathering system. Later in the fiscal year, market conditions permitting, EPM plans to re-enter a well in its mid-depth project in Haskell County, OK to begin testing the Woodford and Caney Shale reservoirs between 4,000’ and 5,000’ depth.

Production Volumes and Prices:

Net volumes for Q1-10 were 16,441 barrels (“Bbl”) of oil, condensate and natural gas liquids (“NGL”) and 111.4 million cubic feet of natural gas (“MMCF”), or 35,004 BOE.  This is an increase of 3% over volumes for Q1-09 of 23,898 Bbls of oil, condensate and NGLs and 61.1 MMCF of natural gas, or 34,089 BOE.   The average realized price of oil fell 46% to $66.46 per barrel in Q1-10 from $123.03 per barrel in Q1-09, while the average realized price of NGLs fell 53% in Q1-10 to $32.16 per barrel from $68.29 per barrel in Q1-09.  The average realized price of natural gas fell 64% to $3.43 per Mcf in Q1-10 versus $9.49 per Mcf in Q1-09.  On a BOE basis, the blended effective price received declined 61% to $33.43 in Q1-10 from $85.51 in Q1-09, due in part to Q1-10 sales including a higher portion of natural gas.

Costs and Expenses

Lease operating expenses (“LOE”), including production severance taxes, for Q1-10 were declined 9% to $0.38 million ($10.95 per BOE) compared to $0.42 million ($12.38 per BOE) for Q1-09, due primarily to lower production taxes.  Depreciation, Depletion & Amortization Expense (“DD&A”) was $0.62 million ($17.17 per BOE) for Q1-10 compared to $0.64 million ($18.63 per BOE) in Q1-09, due primarily to a reduction in projected capital expenditures associated with proved undeveloped locations that more than offset reduced proved reserves resulting from lower gas prices reported in the July 1, 2009 reserves report. Going forward, LOE should reflect the cost savings from the recently completed water disposal well in the Giddings Field, partially offset by the operating costs of new wells in the Lopez Field and in Wagoner County, OK.

General and administrative (“G&A”) expenses declined to $1.3 million for Q1-10, as compared to $1.5 million for Q1-09, due to a decrease in non-cash stock-based compensation expense, which was $0.39 million (31% of total G&A) and $0.52 million (36% of total G&A) for Q1-10 and Q1-09, respectively, and a 15% reduction in full-time employees.  Settlement of litigation related to the Delhi Field during Q4-09 should positively impact G&A expenses going forward.

Conference Call

Evolution Petroleum will host a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central) to discuss its fiscal first quarter 2010 results. To access the call, please dial 480-629-9820 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution’s corporate website, www.evolutionpetroleum.com, where it will also be archived for replay. A telephonic replay of the conference call will be available until November 19, 2009 and may be accessed by calling 303-590-3030 and using the pass code 4181633#.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

About Evolution Petroleum

Evolution Petroleum Corporation (http://www.evolutionpetroleum.com) acquires known, onshore oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves and value.  The Company is well positioned to continue its development projects in CO2 based EOR, bypassed resources and low cost shale gas. Principal assets as of July 1, 2009 include 3.9 MMBOE of proved and probable reserves in the Giddings Field of Central Texas, 0.5 MMBO of proved and unproved reserves with 90+ additional locations in South Texas, 13.6 MMBO of probable reserves in the Delhi CO2-EOR project in northeast Louisiana, 17,600 net acres of leases in shallow gas shale in Eastern Oklahoma and our proprietary artificial lift technology.

Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, can be accessed on its website.

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future volumes, realize success in our drilling and development activity, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward- looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

-   Tables to Follow   –

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	September 30,
	2009	2008
Revenues
Crude oil	$503,122	$1,579,070
Natural gas liquids	285,311	755,445
Natural gas	381,594	580,471
Total revenues	1,170,027	2,914,986

Operating Costs
Lease operating expenses	364,846	335,904
Production taxes	18,367	85,996
Depreciation, depletion and amortization	617,757	644,882
Accretion of asset retirement obligations	14,338	5,737
General and administrative expenses *	1,253,116	1,464,840
Total operating costs	2,268,424	2,537,359

(Loss) income from operations	(1,098,397)	377,627

Other income
Interest income	15,224	73,646

Net (loss) income before income tax benefit (provision)	(1,083,173)	451,273

Income tax benefit (provision)	378,348	(302,836)

Net (loss) income	$(704,825)	$148,437

(Loss) earnings per common share
Basic and Diluted	$(0.03)	$0.01

Weighted average number of common shares
Basic	26,646,022	26,892,311
Diluted	26,646,022	29,254,273

*General and administrative expenses for the year ended September 30, 2009 and 2008 included non cash stock-based compensation expense of $391,636 and $523,725, respectively.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	June 30,
	2009	2009
Assets
Current assets
Cash and cash equivalents	$2,973,314	$3,891,764
Certificates of deposit	2,166,359	2,059,147
Receivables
Oil and natural gas sales	510,063	532,318
Income taxes	—	—
Other	100,110	172,314
Income taxes recoverable	2,094,628	2,055,802
Prepaid expenses and other current assets	120,690	162,441
Total current assets	7,965,164	8,873,786

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full-cost method of accounting, of which $10,163,615 and $9,819,465 at September 30, 2009 and June 30, 2009, respectively, were excluded from amortization	29,322,754	28,751,178
Other property and equipment	134,070	150,697
Total property and equipment	29,456,824	28,901,875

Other assets	54,566	53,162

Total assets	$37,476,554	$37,828,823

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$799,853	$690,639
Accrued compensation	45,319	71,427
Royalties payable	253,819	218,477
State taxes payable	157,736	157,736
Other current liabilities	102,558	99,625
Total current liabilities	1,359,285	1,237,904

Long term liabilities
Deferred income taxes	3,381,795	3,721,317
Asset retirement obligations	737,827	664,710
Stock bonus	—	370,440
Accrued compensation	105,000	—
Deferred rent	78,802	77,858

Total liabilities	5,662,709	6,072,229

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; par value $0.001; 100,000,000 shares authorized; issued 27,781,338 shares and 27,318,517 shares as of September 30, 2009 and June 30, 2009, respectively; outstanding 26,993,138 shares and 26,530,317 shares as of September 30, 2009 and June 30, 2009, respectively	27,781	27,318
Additional paid-in capital	17,186,481	16,424,868
Retained earnings	15,481,605	16,186,430
	32,695,867	32,638,616
Treasury stock, at cost, 788,200 shares as of September 30, 2009 and June 30, 2009	(882,022)	(882,022)

Total stockholders’ equity	31,813,845	31,756,594

Total liabilities and stockholders’ equity	$37,476,554	$37,828,823

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Cash Flow

(Unaudited)

	Three Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net (loss) income	(704,825)	$148,437
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	617,757	644,882
Stock-based compensation	391,636	523,725
Accretion of asset retirement obligations	14,338	5,737
Deferred income taxes	(339,522)	302,836
Deferred rent	944	944
Other	103,596	1,559
Changes in operating assets and liabilities
Receivables from oil and natural gas sales22	22,256	1,167,557
Receivables from income taxes and other	33,378	265,798
Prepaid expenses and other current assets	41,751	(238,650)
Accounts payable and accrued expenses	107,600	(466,478)
Royalties payable	35,342	(135,857)
Net cash provided by operating activities	324,250	2,220,490

Cash flows from investing activities
Development of oil and natural gas properties	(1,090,298)	(2,836,572)
Acquisitions of oil and natural gas properties	(45,190)	(1,111,640)
Capital expenditures for other equipment	—	(25,509)
Purchases of certificates of deposit	(107,212)	—
Net cash used in investing activities	(1,242,700)	(3,973,721)

Cash flows from financing activities
Proceeds from the issuance of common stock	—	—
Net cash provided by financing activities	—	—

Net decrease in cash and cash equivalents	(918,450)	(1,753,231)

Cash and cash equivalents, beginning of period	3,891,764	11,272,280

Cash and cash equivalents, end of period	$2,973,314	$9,519,049

Our supplemental disclosures of cash flow information for the three months ended September 30, 2009 and 2008 are as follows:

	Three Months Ended
	September 30,
	2009	2008
Income taxes paid	$—	$15,000

Income tax refunds received	$—	322,869

Non-cash transactions
Increase (decrease) in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties:	$(21,561)	$(1,509,789)
Oil and natural gas properties incurred through recognition of asset retirement obligations:	$58,779	$107,751
Common stock issued in lieu of a portion of 2008 cash bonus accrued at June 30, 2008:	$—	$168,462

Evolution Petroleum Corporation and Subsidiaries

Condensed Operating Data

(Unaudited)

	Three Months Ended
	September 30			%
	2009	2008	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	7,570	12,835	(5,265)	(41)%

NGLs (Bbl)	8,871	11,063	(2192)	(20)%

Natural gas (Mcf)	111,380	61,146	50,234	82%
Crude oil, NGLs and natural gas (BOE)	35,004	34,089	915	3%

Revenue data:

Crude oil	$503,122	$1,579,070	$(1,075,948)	(68)%

NGLs	285,311	755,445	(470,134)	(62)%

Natural gas	381,594	580,471	(198,877)	(34)%
Total revenues	$1,170,027	$2,914,986	$(1,744,959)	(60)%

Average price:
Crude oil (per Bbl)	$66.46	$123.03	$(56.57)	(46)%
NGLs (per Bbl)	32.16	68.29	(36.13)	(53)%
Natural gas (per Mcf)	3.43	9.49	(6.06)	(64)%
Crude oil, NGLs and natural gas (per BOE)	$33.43	$85.51	$(52.08)	(61)%

Expenses (per BOE)
Lease operating expenses and production taxes	$10.95	$12.38	$(1.43)	(12)%
Depletion expense - oil and natural gas properties (a)	$17.17	$18.63	$(1.46)	(8)%

(a)          Excludes depreciation of office equipment, furniture and fixtures, and other of $16,627 and $9,824, for the three months ended September 30, 2009 and 2008, respectively.

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